PURCHASE AGREEMENT

by and between

FIRESIDE BANK,

as Seller,

and

CPS FENDER RECEIVABLES LLC,

as Purchaser

Dated as of August 6, 2011

ARTICLE IX
MISCELLANEOUS PROVISIONS		22
Section 9.1	Amendment	22
Section 9.2	Protection of Right, Title and Interest of Purchaser	22
Section 9.3	Governing Law	23
Section 9.4	Submission to Jurisdiction	23
Section 9.5	Waiver of Trial by Jury	23
Section 9.6	Notices.	24
Section 9.7	Severability of Provisions	24
Section 9.8	Assignment	24
Section 9.9	No Waiver; Cumulative Remedies	25
Section 9.10	Counterparts	25
Section 9.11	Third-Party Beneficiaries	25
Section 9.12	Merger and Integration	25
Section 9.13	Headings	25
Section 9.14	Schedules and Exhibits	25
Section 9.15	Survival of Representations and Warranties	25
Section 9.16	Confidentiality	26

Schedule 1:	Representations and Warranties Regarding the Receivables

Exhibit A:	Schedule of Receivables
Exhibit B:	Schedule of Modified Receivables
Exhibit C:	List of Data Files
Exhibit D:	Form of Bill of Sale
Exhibit E:	Form of Power of Attorney
Exhibit F:	Underwriting Policy
Exhibit G:	Servicing Policy
Exhibit H:	Form of Parent Guaranty
Exhibit I:	Sample Purchase Price Calculation
Exhibit J:	Form of Interim Servicing Agreement
Exhibit K:	Form of Opinions of Counsel
Exhibit L:	Form of CPS Guaranty

PURCHASE AGREEMENT, dated as of August 6, 2011, by and between Fireside Bank, a California corporation (“Seller”) and CPS Fender Receivables LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Purchaser desires to purchase automobile loan receivables originated by Dealers and acquired by Seller upon the terms and conditions hereinafter set forth; and

WHEREAS, Seller desires to sell and assign automobile loan receivables to Purchaser upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and among Seller and Purchaser as follows:

ARTICLE I
DEFINITIONS
Section 1.1 Definitions.  Whenever used in this Agreement, the following words and phrases (x) are subject to the further provisions of Section 1.2 and (y) shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Agreement” means this Purchase Agreement, as may be modified, supplemented, restated or amended from time to time in accordance with the terms hereof.

“Allocation” shall have the meaning specified in Section 3.1(c).

“APR” means, with respect to a Receivable, the annual rate of finance charges stated in such Receivable; provided that if the annual rate with respect to such Receivable is reduced as a result of (i) an insolvency proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act, the APR shall refer to such reduced rate.

“Banking Regulators” means the California Department of Financial Institutions and the Federal Deposit Insurance Corporation.

“Bill of Sale” shall have the meaning specified in Section 6.1(e).

“Business Day” means any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in New York, New York, Chicago, Illinois and Los Angeles, California.

“Charge-Off Receivable” means a Receivable with respect to which any of the following shall have occurred as of the Cut-Off Date: (i) the Receivable has been liquidated in whole or in part by the Interim Servicer or Seller through the sale of the Financed Automobile, (ii) the related Obligor has failed to make a Scheduled Receivable Payment by its due date and such failure has continued for one hundred and twenty (120) days or more, (iii) to Seller’s knowledge, the related Obligor is deceased, (iv) proceeds have been received which, in the Interim Servicer’s or Seller’s good faith judgment, constitute the final amounts recoverable in respect of such Receivable or (v) the Interim Servicer or Seller has otherwise determined, in accordance with its collection policies, that the related Receivable should be charged-off.

“Closing Date” means the date on which the conditions in Section 6.1 are fulfilled.

“Collection Period” means, with respect to any date of determination, the immediately preceding calendar month.

“Collections” means all collections on the Receivables, including, without limitation, all Scheduled Receivable Payments, all non-scheduled payments, all prepayments, all late fees, all other fees, all Insurance Proceeds, all Liquidation Proceeds, all proceeds from Dealer recourse under each Dealer Agreement, all other recoveries, investment earnings, rental payments, residual proceeds, payments under any personal guaranty, rebates on insurance premiums, and all other payments, in each case received after the Cut-Off Date with respect to the Receivables.

“Collections Estimate” shall have the meaning specified in Section 3.1(a).

“CPS Guaranty” means the Guaranty in the form of Exhibit L, as amended, restated, supplemented or otherwise modified from time to time.

“Custodian” means, initially, Wells Fargo Bank, National Association or any other Person designated by Purchaser in its sole discretion as the Custodian, subject to removal pursuant to the terms of the Servicing Agreement, and thereafter shall mean any successor servicer appointed by Purchaser.

“Cut-Off Date” means July 31, 2011.

“Damages” means any and all losses, claims, damages, liabilities, obligations, judgments, equitable relief granted, settlements, awards, demands, fines, penalties, deficiencies, offsets, defenses, counterclaims, actions or proceedings, costs, expenses, reasonable attorneys’ fees (including any such costs, expenses and attorneys’ fees incurred in enforcing any rights of indemnification), interest and penalties.  Damages shall not include consequential damages.

“Dealer” means, with respect to a Receivable, the seller of the related Financed Automobile, who originated and assigned such Receivable to Seller pursuant to a Dealer Agreement.

“Dealer Agreement” means each agreement between a Dealer and a Seller pursuant to which such Dealer assigned, sold or otherwise conveyed a Receivable to Seller.

“Debtor Relief Laws” means the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally or the rights of creditors of banks.

“Defaulted Receivable” means a Receivable with respect to which any of the following shall be occurring as of the Cut-Off Date: (i) the related Obligor has failed to make any Scheduled Receivable Payment by its due date and such failure is continuing for sixty (60) days or more, (ii) (x) the Interim Servicer or Seller has repossessed the related Financed Automobile and (y) the related Obligor has not reinstated the Receivable or (iii) such Receivable is in default and the Interim Servicer or Seller has determined in good faith that payments thereunder are not likely to be resumed.

“Eligible Obligor” means an Obligor that at the time of origination of the related Receivable (a) was a natural person, (b) to Seller’s knowledge, was not currently in bankruptcy, (c) was not a party to more than one (1) installment loan contract or promissory note with Seller, (d) was not an employee, or affiliated with any employee of, Seller, and (e) was domiciled in the United States of America.

“Excluded Liabilities” means:

(i)           any obligations or liabilities of Seller under any Dealer Agreement;

(ii)           any obligations of Seller to advance additional funds to any Obligor;

(iii)           any obligations or liabilities of Seller arising from actions or events taken or occurring prior to the Closing Date; and

(iv)           any other obligations of Seller, including but not limited to obligations with respect to Taxes, employees or real property.

“Financed Automobile” means a new or used automobile, together with all accessions thereto, that secure an Obligor’s obligations pursuant to a Receivable.

“GAAP” shall mean United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Act.

 “Insurance Policy” means, with respect to a Financed Automobile, (i) any comprehensive, collision, fire, theft or other insurance policy maintained by an Obligor with respect to the related Financed Automobile or (ii) any credit life, involuntary unemployment, or accident and health insurance maintained by an Obligor in connection with any Receivable.

“Insurance Proceeds” means proceeds paid pursuant to any Insurance Policy and amounts (exclusive of rebated premiums) paid by any insurer under any other insurance policy related to a Financed Automobile, a Receivable or an Obligor.

“Interim Servicer” means, initially, Seller, subject to removal pursuant to the terms of the Interim Servicing Agreement, and thereafter shall mean any successor servicer appointed by Purchaser.

“Interim Servicing Agreement” means that certain Interim Servicing Agreement dated as of the date hereof, by and between Purchaser and Interim Servicer and being executed simultaneously with this Agreement in the Form of Exhibit J, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Lien” means any lien, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidation Expenses” means reasonable out-of-pocket expenses, other than any overhead expenses, incurred by Interim Servicer or Servicer in connection with the realization of the amounts due under any Receivable (including the attempted liquidation of a Receivable which is brought current and is no longer in default during such attempted liquidation) and the sale of any property acquired in respect thereof which are not recoverable under any Insurance Policy.

“Liquidation Proceeds” means amounts received by Interim Servicer or Servicer (after reimbursement to the Interim Servicer or Servicer for Liquidation Expenses) in connection with the realization of the amounts due and to become due under any Charge-Off Receivable, including, without limitation, proceeds of the sale of any property acquired in respect thereof.

“Material Adverse Effect” means a material adverse effect on (a) the business operations, assets, condition (financial or otherwise) or liabilities (actual or contingent) of Seller or Parent, (b) the ability of Seller to fully and timely perform its obligations under this Agreement or the ability of Parent to fully and timely perform its obligations under the Parent Guaranty; (c) the legality, validity, binding effect, or enforceability against Seller of this Agreement or against Parent of the Parent Guaranty; or (d) the rights, remedies and benefits available to, or conferred upon Purchaser hereunder or under the Parent Guaranty; provided that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following, either alone or in combination: (i) any event, change, development, effect or occurrence generally affecting the business or industries in which Seller operates, (ii) changes in general economic or business conditions, including changes in the financial, securities or credit markets or (iii) changes as a direct result of actions taken by Purchaser or any of Purchaser’s agents or affiliates (provided, however, that with respect to clauses (i) and (ii), such effect does not disproportionately adversely affect Seller or Parent or their respective business as compared to other companies operating in the same industry in which Seller or Parent operate).

“Notices” shall have the meaning specified in Section 8.6.

“Obligor” means, with respect to a Receivable, the purchaser or co-purchasers of the related Financed Automobile or any other Person who owes or may be liable for payments under such Receivable.

“Parent” means Unitrin, Inc., a Delaware corporation.

“Parent Guaranty” means the Guaranty in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Purchase Price” shall have the meaning specified in Section 3.1(a).

“Purchased Assets” shall have the meaning specified in Section 2.1(a).

“Purchaser” shall have the meaning specified in the preamble hereto.

“Purchaser Indemnified Parties” means Purchaser, and its members, managers, officers, employees, agents, affiliates, successors and permitted assigns.

“Receivable” means each installment sale contract or promissory note that is listed in the electronic data file described in Exhibit A.

 “Receivable File” means, with respect to each Receivable, a file containing: (a) the fully executed original of the Receivable with the fully executed assignment from the related Dealer (or other originator) to Seller (together with any agreements modifying the Receivable, including, without limitation, any extension agreements); (b) a fully executed assignment in blank from Seller; (c) the original or electronic copy of the title certificate of the Financed Automobile noting the lien of Seller on the Financed Automobile and, if any, such other documents that Seller shall keep on file, in accordance with its customary practices and procedures, evidencing the security interest of Seller in such Financed Automobile; (d) the fully executed original of any form legally required to be executed by a co-signer; (e) documents evidencing the commitment of the related Obligor to maintain physical damage insurance covering the related Financed Automobile; (f) the original or a copy of the credit application fully executed by the related Obligor in respect of the Receivable and (g) any and all other documents (including any computer file or disc or microfiche) that Seller shall keep on file, in accordance with its customary practices and procedures, related to such Receivable, the related Obligor or the related Financed Automobile.

“Repurchase Event” shall have the meaning specified in Section 4.2(c).

“Repurchase Price” means, with respect to any Receivable, 94% of the unpaid principal balance of such Receivable as of the Cut-Off Date minus the amount of Collections, if any, received on behalf of such Receivable by Purchaser after the Cut-Off Date.

“Repurchase Threshold” shall have the meaning specified in Section 4.2(c).

“Sale Papers” shall have the meaning specified in Section 4.1(c).

“Schedule of Modified Receivables” means the schedule in the electronic data file described in Exhibit B, which identifies each Receivable purchased hereunder on the Closing Date that has been modified in any way since such Receivable was originated and describes all such modifications.

“Schedule of Receivables” means the schedule of Receivables purchased hereunder on the Closing Date, which schedule is in the electronic data file described in Exhibit A.

“Scheduled Receivable Payment” means, for any Collection Period and for any Receivable, the amount indicated in such Receivable as required to be paid by the Obligor in such Collection Period, including amounts as modified pursuant to the Servicemembers Civil Relief Act or otherwise and in each case shown in the electronic data file described in Exhibit B.

“Secured Obligations” shall have the meaning specified in Section 2.1(c).

“Seller” shall have the meaning specified in the preamble hereto.

“Seller Indemnified Parties” means Seller, and its members, managers, officers, employees, agents, affiliates, successors and permitted assigns.

“Servicer” means, initially, Consumer Portfolio Services, Inc., subject to removal pursuant to the terms of the Servicing Agreement, and thereafter shall mean any successor servicer appointed by Purchaser.

“Servicing Agreement” means, initially, that certain Servicing Agreement to be dated as of the Closing Date, by and between Purchaser and Servicer, or any other servicing agreement entered into between Purchaser and Servicer from time to time, in each case as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the fair value of such entity’s debt (including contingent liabilities) does not exceed the present fair value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Taxes” means all federal, state, local or foreign sales, use or transfer taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Section 1.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partially defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles in the United States, the definitions contained herein shall control.  In the event that the UCC, as in effect on the date hereof, is revised any reference herein to specific sections of the UCC shall be deemed to be references to such successor sections.

(c) Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.

(d) The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement or any certificate or other document made or delivered pursuant hereto shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, clauses, Schedules and Exhibits in or to this Agreement unless otherwise specified.  The term “including” means “including without limitation.”  References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation.  References to any Person include that Person’s successors and assigns.  References to any agreement refer to such agreement, as amended, supplemented or otherwise modified from time to time in accordance with its respective terms.

(e) In the event that any reports are not available to any Person on the date on which such Person is required to make a determination of whether a computational test has been satisfied pursuant hereto, such determination shall be made using the most current available information.

ARTICLE II
SALE AND PURCHASE OF RECEIVABLES
Section 2.1 Sale and Purchase of Receivables.

(a) Upon the terms and subject to the conditions set forth herein, Seller does hereby sell, transfer, assign, set over and otherwise convey to Purchaser on the Closing Date, without recourse (other than as set forth herein), all its right, title and interest, whether now owned or hereafter acquired in, to and under all of the following assets (the “Purchased Assets”):

(i) the Receivables;

(ii) all Collections;

(iii) the security interests in the related Financed Automobiles and other security granted by the related Obligors pursuant to such Receivables;

(iv) the Receivable File related to each Receivable;

(v) all servicing rights with respect to the Receivables;

(vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing (including, without limitation, any rights arising out of Dealer Agreements, or arising out of Insurance Policies or extended service contracts relating to the Financed Automobiles); and

(vii) all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all cash and non-cash proceeds, and other property consisting of, arising from or relating to all or any part of any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall any Excluded Liabilities be sold, transferred, assigned, set over or otherwise conveyed to Purchaser hereunder.  Seller relinquishes all title and control over the Purchased Assets upon transfer thereof to Purchaser.

(b) Seller and Purchaser will treat, and the books and records of each shall reflect, the sale of the Purchased Assets from Seller to Purchaser as a sale of property in exchange for the Purchase Price of the Purchased Assets being sold on the Closing Date.  Seller agrees to record and file, at its own expense, financing statements (and continuation statements or other amendments with respect to such financing statements when applicable) with respect to the Purchased Assets sold by Seller hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the transfer and assignment of its interest in the Purchased Assets to Purchaser, and to deliver a file-stamped copy of each such financing statement and continuation statement (or other amendment) or other evidence of such filing to Purchaser as soon as practicable after the Closing Date.  Notwithstanding the foregoing, Seller agrees to record Purchaser as lienholder with respect to all electronic title certificates for Financed Automobiles but shall be under no obligation to record Purchaser as lienholder with respect to non-electronic title certificates for Financed Automobiles.  Purchaser may but shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection with such transfer and assignment.

(c) It is the intention of the parties hereto that the conveyance of the Receivables and other Purchased Assets by Seller to Purchaser as provided in Section 2.1(a) be, and be construed as, an absolute and irrevocable sale and provide Purchaser with the full benefits of ownership of the Purchased Assets, conveying good title free and clear of any Liens, such that any interest in and title to the Purchased Assets would not be property of Seller’s estate in the event Seller becomes a debtor in a case under any Debtor Relief Law.  If and to the extent the transfer of any Receivable or other Purchased Asset is for any purpose characterized as a collateral transfer for security or the transaction is characterized as a financing transaction or a loan then this Agreement shall be deemed to constitute a security agreement under the UCC.  In furtherance of the foregoing, Seller hereby grants, and Purchaser shall be deemed to have, a first priority, perfected valid and continuing security interest in, and lien on, all of Seller’s right, title and interest whether now owned or hereafter acquired in the Purchased Assets and all proceeds thereof to secure a loan in an amount equal to all obligations owed to Purchaser by Seller under this Agreement, (together the “Secured Obligations”).

(d) If and to the extent that the interest of Purchaser is characterized as a secured loan, Seller agrees to pay to Purchaser an amount equal to the Secured Obligations.  Purchaser shall have all of the rights and remedies of a secured party under the UCC, including, but not limited to, the rights of a secured party obtaining a lien under Section 9-608 of the UCC and Seller shall have all the rights of a debtor granting a lien under the UCC (including rights under Section 9-623 of the UCC).

(e) Seller hereby authorizes the filing of any financing statement or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing office as Purchaser may determine, in its sole discretion, are necessary or advisable to perfect (or maintain) the security interest granted to Purchaser in connection with Section 2.1(c) above.  Such financing statements may describe the collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Purchaser may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Purchaser in connection herewith.  Purchaser (or its designee) on Seller’s behalf may record and file any financing statement or continuation statements, and amendments to financing statements, Purchaser determines, in its sole discretion, are necessary and advisable pursuant to this Section 2.1(e) and Section 8.2.

(f) Except for the conveyances hereunder, Seller will not hereafter sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Purchased Assets or any interest therein, arising through or under Seller, and Seller shall defend, at Seller’s expense, the absolute right, title and interest of Purchaser in and to the Purchased Assets against all such claims of third parties claiming through or under Seller.

Section 2.2 Acceptance by Purchaser. Purchaser hereby acknowledges its acceptance of all right, title and interest in and to the Purchased Assets, now existing and hereafter created and sold to Purchaser pursuant to Section 2.1.

ARTICLE III
CONSIDERATION AND PAYMENT
Section 3.1 Purchase Price; Purchase Price Allocation.

(a) The “Purchase Price” for the Purchased Assets conveyed on the Closing Date shall be an amount equal to: (i) 94% of the unpaid principal balance of the Receivables as of the Cut-Off Date, as shown in the electronic data file described in Exhibit A, minus (ii) all Collections received by or on behalf of Seller after the Cut-Off Date as calculated pursuant to the format provided in Exhibit I.  One (1) Business Day prior to the Closing Date, Seller shall deliver a statement setting forth the calculation of the Purchase Price, including the aggregate amount of Collections received by or on behalf of Seller after the Cut-Off Date through the date that is two (2) Business Days prior to the Closing Date (the “Collections Estimate”).  Thirty (30) days after the Closing Date, Seller shall again determine the aggregate amount of Collections received by or on behalf of Seller after the Cut-Off Date through the Closing Date and (i) Seller shall remit to Purchaser on such day by wire transfer in immediately available funds the amount by which such actual Collections exceeded the Collections Estimate or (ii) Purchaser shall remit to Seller on such day by wire transfer in immediately available funds the amount by which the Collections Estimate exceeded such actual Collections.

(b) The Purchase Price for the Purchased Assets conveyed on the Closing Date shall be paid on the Closing Date by wire in immediately available funds to the account of Seller specified by Seller to Purchaser in writing no later than one (1) Business Day prior to the Closing Date. Notwithstanding any other provision of this Agreement or any other document, Seller shall not be obligated to sell the Purchased Assets to Purchaser to the extent that Seller is not paid the Purchase Price therefor as provided herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1 Representations and Warranties of Seller Relating to Seller.  Seller hereby represents and warrants to Purchaser as of the date hereof and on the Closing Date that:

(a) Organization and Good Standing.  Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has full power and authority to own its properties and conduct its business as such properties are at present owned and such business is at present conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Qualification.  Seller is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) in any jurisdiction where such qualification is required to conduct its business and has obtained all necessary licenses and approvals in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals could reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization and Binding Obligation.  The execution, delivery and performance by Seller of this Agreement, the Bill of Sale and any other document or instrument delivered pursuant hereto or in connection herewith, (such other documents or instruments, collectively, the “Sale Papers”), and the consummation by Seller of the transactions provided for in this Agreement and the Sale Papers have been duly authorized by Seller by all necessary corporate or other appropriate action on the part of Seller.  This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereafter in effect or general principles of equity (whether considered in a suit at law or in equity).

(d) No Conflict.  The execution and delivery of this Agreement and the Sale Papers by Seller, the performance by Seller of the transactions contemplated by this Agreement and the Sale Papers, and the fulfillment by Seller of the terms of this Agreement and the Sale Papers applicable to Seller will not conflict with, violate, or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Seller is a party or by which it or any of its properties are bound.

(e) No Violation.  The execution, delivery and performance of this Agreement and the Sale Papers by Seller and the fulfillment by Seller of the terms and transactions contemplated herein and therein applicable to Seller will not conflict with or violate (i) any requirements of applicable federal, state and local laws, and regulations thereunder applicable to Seller, (ii) any order, judgment or decree of any court or other agency of government binding on Seller or (iii) the articles of incorporation, by-laws or other organizational document of Seller, except in the case of (i) and (ii) for violations which would not cause a Material Adverse Effect.

(f) No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of Seller, threatened, against Seller before any Governmental Authority (i) asserting the invalidity of this Agreement or the Sale Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Sale Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the performance by Seller of its obligations under this Agreement or the Sale Papers or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Sale Papers.

(g) All Consents.  All authorizations, consents, licenses, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the execution and delivery by Seller of this Agreement and the Sale Papers and the performance of the transactions contemplated by this Agreement or the Sale Papers by Seller have been duly obtained, effected or given and are in full force and effect; provided, however, that such representation and warranty is given only as of the Closing Date with respect to those consents and approvals required from Banking Regulators or pursuant to the HSR Act.

(h) Insolvency.  Immediately prior to and after the sale of the Purchased Assets by Seller to Purchaser hereunder, Seller is Solvent and will not be made insolvent by the sale of the Purchased Assets.  Seller is not subject to any proceeding with respect to any Debtor Relief Laws.  The sale of the Purchased Assets by Seller to Purchaser has a legitimate business purpose and has not been made with the intent to hinder, delay or defraud Purchaser or the creditors of Seller or impair any of their rights or interests.  Seller received reasonably equivalent value and fair consideration for its sale of the Receivables to Purchaser under this Agreement.

(i) Legal Name.  The exact legal name of Seller is the name set forth for it on the signature page hereto.

(j) No Other Security Agreements.  Seller is not bound as debtor under Section 9-203(d) of the UCC by a security agreement previously entered into by another Person covering any of the property sold by Seller hereunder.

(k) Compliance With Law; Licensing; Permits.  Seller is in compliance in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder in connection with its obligations hereunder, the Receivables and the Financed Automobiles, including without limitation applicable orders of Banking Regulators, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other applicable federal or state consumer credit, equal credit opportunity, privacy and disclosure laws and regulations.  All licenses, permits, orders, or approvals of any governmental or regulatory body which are required in connection with Seller’s automobile finance business (“Permits”) are and were at all relevant times in full force and effect and no material violations are or have been recorded with respect to any Permits.  There are no proceedings pending or, to Seller’s knowledge, threatened that may terminate, revoke, or limit any Permits.

(l) Investment Company Act.  Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m) Bulk Sales.  The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by Seller.

(n) Taxes.  Seller has filed or caused to be filed all tax returns that are required to be filed by it.  Seller has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of Seller), and no Tax lien has been filed and, to Seller’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(o) No Material Adverse Effect.  From March 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(p) Audits.  None of Seller, the Receivables or any other loans or receivables originated or owned by Seller have been the subject of any audit or review by a Governmental Authority, the results of which indicated (i) materially inaccurate or incomplete files, information or data held or produced by Seller or (ii) any material violations of any requirements of applicable federal, state and local laws, and regulations thereunder in connection with Seller’s operations, the origination, servicing or enforcement of the Receivables or any other loans or receivables originated or owned by Seller, or the Financed Automobiles, including without limitation applicable orders of Banking Regulators, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other applicable federal or state consumer credit, equal credit opportunity, privacy and disclosure laws and regulations.

(q) Brokers Fees.  Any broker acting on behalf of Seller or any of its affiliates or under authority of any of them has been or will be paid in full all brokerage fees and other commissions and fees due to it in connection with the transactions contemplated by this Agreement.

Section 4.2 Representations and Warranties of Seller Relating to the Receivables.

(a) Representations and Warranties.  Seller represents and warrants to Purchaser as of the Closing Date with respect to this Agreement and the Purchased Assets that:

     (i) immediately prior to its conveyance to Purchaser, Seller owned and had good and marketable title to the related Receivables free and clear of any Lien, claim or encumbrance of any Person and, upon conveyance, such Receivables have been sold to Purchaser free and clear of any Lien;

    (ii) other than the security interest granted to Purchaser pursuant to this Agreement, Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Purchased Assets, except for any pledge, assignment or grant of a security interest that has been terminated;

    (iii) Seller has not authorized the filing of nor is Seller aware of any financing statements against Seller that include a description of collateral covering the Purchased Assets other than any financing statement relating to the security interest granted to Purchaser hereunder or that has been terminated;

    (iv) the information (a) on the Schedule of Receivables described in Exhibit A, (b) on the Schedule of Modified Receivables described in Exhibit B, and (c) contained in the electronic files listed on the List of Data Files attached hereto as Exhibit C are true, correct and complete in all material respects;

    (v) other than the servicing agreement with Penncro Associates, Inc. and except as permitted pursuant to the Interim Servicing Agreement, any agreement or arrangement Seller has entered into with any sub-servicer or collection agent with respect to any of the Purchased Assets has been terminated, and as of the Closing Date, there will be no obligations owing to any such Person by Seller or any other Person in connection with such agreement or arrangement and the Seller will have no liabilities to any Person in connection with such agreement or arrangement;

    (vi) Seller has not sold any installment sale contract for a vehicle or promissory note secured by a vehicle that would satisfy each of the representations and warranties set forth on Schedule I hereto to any Person since March 31, 2011;

    (vii) each Receivable identified on the Schedule of Receivables satisfies each of the representations and warranties set forth on Schedule I hereto; and

    (viii) the Receivables identified on the Schedule of Receivables constitute substantially all of the Receivables owned by Seller that satisfy, as of the Closing Date, each of the representations and warranties set forth on Schedule I hereto.

(b) Notice of Breach.  The representations and warranties set forth in Section 4.1 and this Section 4.2 shall survive the sale, transfer, assignments or other conveyance of the Purchased Assets by Seller to Purchaser.  Upon discovery by Seller or Purchaser of a breach of any of the representations and warranties set forth in Section 4.1 or this Section 4.2, the party discovering such breach shall give prompt written notice to the other party.  Seller hereby acknowledges that Purchaser is relying on the representations hereunder in connection with its purchase of the Receivables hereunder.

(c) Repurchase Upon Breach. In the event any representation or warranty contained within Sections 4.2(a)(iii), (iv) (with respect to all information set forth in the data files described on Exhibit C), (v), (vi) and (vii)  is not true and correct in any material respect as of the date specified therein with respect to any Receivable (any such event, a “Repurchase Event”), unless any such breach is cured in all material respects by the last day of the second Collection Period following the discovery thereof, Seller shall be obligated to repurchase, as of such last day (or, at Purchaser’s option, the last day of the first Collection Period following such discovery) or, if later, the date that the Repurchase Threshold is reached, any Receivable conveyed by it to Purchaser if (in the reasonable opinion of Purchaser) the interest of Purchaser in such Receivable is materially and adversely affected by such breach; provided, however, that no repurchase will be made by Seller with respect to any Receivable until the aggregate Repurchase Price of all Receivables that Purchaser determines to be subject to repurchase hereunder exceeds $1,000,000 (the “Repurchase Threshold”) and once such Repurchase Threshold has been reached, Seller shall pay the entire Repurchase Price to Purchaser; provided, further, that Seller’s obligations under this Section 4.2(c) shall survive for only nine (9) months from the Closing Date.  In consideration of the repurchase of any such Receivable, Seller shall remit the Repurchase Price to or upon the order of Purchaser.  Purchaser shall execute such documents and instruments of transfer or assignment and take such other action as shall reasonably be requested by Seller to effect the conveyance of Receivables to Seller or its designee pursuant to this Section.

Section 4.3 Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller on the Closing Date that:

(a) Organization and Good Standing.  Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are at present owned and such business is at present conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Authorization and Binding Obligation.  The execution and delivery of this Agreement and the Sale Papers and the consummation of the transactions provided for in this Agreement and the Sale Papers have been duly authorized by Purchaser by all necessary limited liability company or other appropriate action on the part of Purchaser.  This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief laws now or hereafter in effect or general principles of equity (whether considered in a  suit at law or in equity).

(c) No Conflict.  The execution, delivery and performance of this Agreement and the Sale Papers by Purchaser, the performance by Purchaser of the transactions contemplated by this Agreement and the Sale Papers, and the fulfillment by Purchaser of the terms of this Agreement and the Sale Papers applicable to Purchaser, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any material indenture, contract, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which it or any of its properties are bound.

(d) No Violation.  The execution, delivery and performance of this Agreement and the Sale Papers by Purchaser and the fulfillment by Purchaser of the terms and transactions contemplated herein and therein applicable to Purchaser will not conflict with or violate (i) any requirements of applicable federal, state and local laws, and regulations thereunder applicable to Purchaser, (ii) any order, judgment or decree of any court or other agency of government binding on Purchaser or (iii) the articles of incorporation, by-laws or other organizational document of Purchaser.

(e) No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of Purchaser, threatened against Purchaser, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or the Sale Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Sale Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of Purchaser, would materially and adversely affect the performance by Purchaser of its obligations under this Agreement or the Sale Papers or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Sale Papers.

(f) All Consents.  All authorizations, consents, licenses, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Sale Papers and the performance of the transactions contemplated by this Agreement and the Sale Papers have been duly obtained, effected or given and are in full force and effect; provided, however, that such representation and warranty is given as of the Closing Date with respect to those consents and approvals required from Banking Regulators or pursuant to the HSR Act.

(g) No Brokers.  No Person acting on behalf of Purchaser or any of its affiliates or under authority of any of them is or will be entitled to a brokerage fee or other commission or fee in connection with the transactions contemplated by this Agreement.

The representations and warranties set forth in this Section 4.3 shall survive the sale, transfer, assignment or other conveyance of the Purchased Assets by Seller to Purchaser.

ARTICLE V
COVENANTS
Section 5.1 Covenants of Seller.  Seller hereby covenants to Purchaser that:

(a) Security Interests.  Except for the conveyance hereunder, Seller will not sell, pledge, assign or transfer to any other Person, or take any other action inconsistent with Purchaser’s ownership of the Purchased Assets, or grant, create, incur, assume or suffer to exist any Lien arising through or under Seller, any Purchased Assets conveyed to Purchaser, whether now existing or hereafter created, or any interest therein, and Seller shall not claim any ownership interest in the Purchased Assets conveyed to Purchaser and shall defend the right, title and interest of Purchaser and its assignees in, to and under the Purchased Assets conveyed to Purchaser, whether now existing or hereafter created, against all claims of third parties claiming through or under Seller.

(b) Delivery of Collections.  Seller agrees, from and after the termination of the Interim Servicing Agreement, to pay to, or at the direction of, Purchaser all Collections received by Seller or its respective designees in respect of the Purchased Assets not previously paid or credited to Purchaser as soon as practicable after receipt thereof by Seller or its designee but in no event later than two (2) Business Days after receipt thereof.

(c) Notice of Liens.  Seller shall notify Purchaser promptly after becoming aware of any Lien arising through or under Seller on any Purchased Asset conveyed to Purchaser other than the conveyances hereunder.

(d) Documentation of Sale.  Seller shall timely file in all appropriate filing offices the documents which are necessary or advisable to transfer the Purchased Assets to Purchaser.

(e) Protection of Rights.  Seller shall not take any action which would impair any rights of Purchaser or any assignee(s) of Purchaser in any Receivable.

(f) Name and Type and Jurisdiction of Organization.  Seller shall not change its name or its type or jurisdiction of organization without previously having delivered to Purchaser written notice of such change.

(g) Servicing Transition.  Seller shall cooperate with Purchaser, the Servicer and any successor service provider designated by Purchaser in effecting the transition of servicing responsibilities, including, without limitation, providing the Servicer and any other successor service provider with all records, in electronic or other form, reasonably requested by it to enable the Servicer and any successor service provider to assume service of the Receivables and use commercially reasonable efforts, at Purchaser’s expense, to assist Purchaser, Servicer, and any successor service provider in obtaining licenses to operate any software currently used by Seller which is necessary or desirable to perform the servicing of the Receivables.

(h) Power of Attorney.  Seller shall execute and deliver to Purchaser and its assigns one or more powers of attorney authorizing Purchaser and its assigns to execute and file, on its behalf, all requisite documents in order to transfer title in the Financed Automobiles to Purchaser or its assignee, in each case, in the form attached as Exhibit E hereto.

(i) Delivery of Notices Relating to Receivables.  Following termination of the Interim Servicing Agreement, Seller shall use commercially reasonable efforts, at Seller’s cost, to forward, or cause to be forwarded, to Purchaser within five (5) Business Days after receipt by Seller, all correspondence from Obligors or any other Person received with respect to the Receivables, including without limitation impound notices and notices of cancellation of insurance received with respect to the Receivables.  All such correspondence shall be sent by Seller to Purchaser by regular mail or, at Purchaser's request and cost, overnight mail.

(j) Notice to Oregon Obligors.  Within 10 days after the date hereof, Seller will deliver to each Obligor located in the State of Oregon a written notice addressed to such Obligor which notice will include the following:

“FIRESIDE BANK INTENDS TO SELL THIS CONTRACT TO CPS FENDER RECEIVABLES LLC, PO BOX 98747, PHOENIX, AZ 85038-0747 WHICH IF IT BUYS THE CONTRACT, WILL BECOME THE OWNER OF THE CONTRACT AND YOUR CREDITOR.  AFTER THE SALE OF THIS CONTRACT, ALL QUESTIONS CONCERNING EITHER TERMS OF THIS CONTRACT OR PAYMENTS SHOULD BE DIRECTED TO THE BUYER OF THE CONTRACT AT THE ADDRESS INDICATED ABOVE.  IF THE CONTRACT IS TRANSFERRED TO A HOLDER OTHER THAN THE ONE IDENTIFIED IN THIS NOTICE, OR RETAINED BY THE FIRESIDE BANK, FIRESIDE BANK SHALL CAUSE NOTICE IN

WRITING OF THE NAME AND ADDRESS OF THE ACTUAL HOLDER TO BE DELIVERED TO YOU WITHIN 10 DAYS OF THE DECISION.”

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Conditions Precedent to Purchaser’s Obligations.  The obligations of Purchaser to purchase Receivables under this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions:

(a) all representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date;

(b) Seller shall have delivered:

    (i)  to the Custodian, (A) the fully executed original of each Receivable together with the related fully executed assignment from the related Dealer (or other originator) to Seller (together with any agreements modifying such Receivable, including, without limitation, any extension agreements), and (B) if not electronic, the original title certificate of the Financed Automobile noting the lien of Seller on the Financed Automobile for each Receivable, and

    (ii) to the Servicer, (A) an electronic file identifying each Receivable by account number and Obligor name with link to an electronic copy (in portable document format or similar electronic imaging format) of each of the documents described in Section 6.1(b)(i) for each Receivable and (B) if the original title certificate of the Financed Automobile for any Receivable is electronic, all documentation necessary to provide Purchaser and its designees access to such electronic title certificate;

(c) Seller shall have delivered to Purchaser copies of all security interest releases and UCC-3 termination statements with respect to the Receivables, in each case, in form and substance reasonably satisfactory to Purchaser;

(d) Seller shall have delivered to Purchaser opinions of counsel in the form of Exhibit K;

(e) Seller shall have executed and delivered to Purchaser a bill of sale in the form of Exhibit D hereto (the “Bill of Sale”);

(f) Seller shall have executed and delivered to Purchaser a power of attorney in the form of Exhibit E hereto;

(g) Parent shall have delivered a guaranty of Seller’s obligations hereunder and under the Sale Papers in the form of Exhibit H;

(h) Seller and Parent shall have each delivered to Purchaser a secretary’s certificate certifying as to the due formation and good standing of Seller and Parent, as applicable, and resolutions authorizing the transactions contemplated hereunder and the guaranty of the Parent;

(i) Seller shall have delivered to Purchaser an officer’s certificate certifying that the notices required to be delivered pursuant to Section 5.1(j) have been delivered;

(j) Seller shall have delivered evidence satisfactory to Purchaser that it has obtained approval of the transactions contemplated by this Agreement from the California Department of Financial Institutions and the Federal Deposit Insurance Corporation and that all required waiting periods under the HSR Act have expired;

(k) no material adverse change in the Receivables, in the aggregate, has occurred since March 31, 2011; and

(l) the transactions contemplated by this Agreement are in compliance in all material respects with all applicable laws and regulations.

Section 6.2 Conditions Precedent to Seller’s Obligations.  The obligations of Seller to sell Receivables under this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions:

(a) all representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date;

(b) payment or provision for payment of the Purchase Price in accordance with the provisions of Section 3.1 hereof shall have been made; and

(c) Consumer Portfolio Services, Inc. shall have delivered a guaranty of Purchaser’s obligations hereunder and under the Sale Papers in the form of Exhibit L;

ARTICLE VII
COMPLIANCE AND INDEMNIFICATION
Section 7.1 Taxes.  Seller shall bear the liability for all Taxes incurred, if any, in connection with the transfer of the Purchased Assets contemplated hereby

Section 7.2 Further Assurances.  In order to protect and secure Purchaser’s rights hereunder, Seller upon the reasonable request of Purchaser or its assignees, shall perform every reasonable act necessary or advisable to carry out the transactions contemplated by this Agreement, including the execution of such limited powers of attorney as Purchaser may reasonably request, execution of other documents such as applications for certificates of title, documents or instruments reasonably required to reflect on any certificate of title that Purchaser or its assignees is the secured party and UCC financing statements assigning Seller’s interests in the Purchased Assets, and the execution of, and if necessary, the recordation of, additional documents, including separate endorsements and assignments, upon the reasonable request of Purchaser.

Section 7.3 Books and Records.  After the Closing Date, and for a period of seven (7) years thereafter, each party shall afford to the other and their respective representatives (including the Servicer), upon reasonable notice and during normal business hours, reasonable access to the books and records and similar materials relating to the Purchased Assets (including the Receivable Files), and the right to make copies thereof, to the extent that such access  may be reasonably required by a party or any of its affiliates, including in connection with (i) the preparation of financial statements and all tax returns or in connection with any audit or proceeding with respect thereto and (ii) the investigation, litigation and final disposition of any action which may have been, or may hereafter be made, against a party hereto or any of its affiliates or may otherwise affect a party or any of its affiliates and, in each case, solely to the extent that the information sought relates to periods prior to the Closing Date.

Section 7.4 Seller Indemnification.  Seller will defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Damages arising out of or resulting from:

(a) any breach of the representations and warranties of Seller contained in Section 4.1 and Sections 4.2(a)(i), (ii), (iv) (with respect to the information set forth on Exhibits A and B), (vii) (with respect to Schedule I, items 1, 2, 8, 11, 18, 19 and 21) and (viii);

(b) any breach of any covenant or agreement to be performed by Seller from and after the Closing Date;

(c) any investigative, administrative or judicial proceeding commenced or threatened by any Person, including, without limitation, Fireside Bank v. Gonzales, Case No. 10C01602, in the Superior Court of the State of California, County of Los Angeles – Southeast District, whether or not Purchaser shall be designated as a party or a potential party thereto and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against Purchaser in any manner relating to or arising out of this Agreement or the Purchased Assets arising from events or alleged events occurring prior to the Closing Date, excluding Damages arising as a result of Purchaser's actions; and

(d) any Excluded Liabilities;

provided, however, that Seller’s indemnification obligations under this Section 7.4 with respect to the representations and warranties contained in Sections 4.1(d), (e), (f), (h), (i), (j), (l), (m), (n), (o), (p) and (q) shall only apply to breaches thereof that are identified in the one (1) year period following the Closing Date and, provided, further, in no event shall Seller be responsible for Damages under Section 7.4(a) in excess of the amount equal to the Purchase Price; provided, further, that no indemnity demand will be made by Purchaser until the aggregate amount of demands made by Purchaser under this Section 7.4 exceeds $100,000, and once such amount shall have been reached, Seller shall pay Purchaser the entire amount of such demands.

Section 7.5 Purchaser Indemnification.  Purchaser will defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Damages arising out of or resulting from:

(a) any breach of the representations and warranties of Purchaser contained in Section 4.3; and

(b) any breach of any covenant or agreement to be performed by Purchaser from and after the Closing Date;

provided, however, that Purchaser’s indemnification obligations under this Section 7.5 with respect to the representations and warranties contained in Sections 4.3(c), (d), (e), (f) and (g) shall only apply to breaches thereof that are identified in the one (1) year period following the Closing Date and, provided, further, in no event shall Purchaser be responsible for Damages in excess of the amount of five (5) percent of the Purchase Price; provided, further, that no indemnity demand will be made by Seller until the aggregate amount of demands made by Seller under this Section 7.5 exceeds $100,000, and once such amount shall have been reached, Purchaser shall pay Seller the entire amount of such demands.

Section 7.6 Indemnification Procedures.  Promptly after receipt by any indemnified party under Section 7.4 or Section 7.5, as applicable, of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under Section 7.4 or Section 7.5, as applicable, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under Section 7.4 or Section 7.5, as applicable, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under Section 7.4 or Section 7.5, as applicable.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

Section 7.7 HSR Act Filing. The parties hereto shall (i) promptly make their respective HSR Act filings or applications, (ii) thereafter, as quickly as reasonable practicable, shall promptly make any other required submissions, including responses to requests for additional information, under the HSR Act, (iii) request early termination of the initial waiting period under the HSR Act, and (iv) work cooperatively and as quickly as reasonably practicable to do that which is necessary to receive all approvals required pursuant to the HSR Act.  Seller shall reimburse Purchaser by wire transfer of immediately available funds the amount equal to one-half of the filing fees paid by Purchaser in respect of the filings referred to in clause (i) of the previous sentence within two (2) Business Days after the payment thereof by Purchaser.

ARTICLE VIII
TERMINATION
Section 8.1 Termination. This Agreement may be terminated by either Seller or Purchaser if the Closing Date shall not have occurred by October 31, 2011, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing Date to occur by such time.

ARTICLE IX
MISCELLANEOUS PROVISIONS
Section 9.1 Amendment.  This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Purchaser and Seller.

Section 9.2 Protection of Right, Title and Interest of Purchaser.

(a) Seller shall cause this Agreement, all amendments hereto and all financing statements and continuation statements and any other necessary documents covering Purchaser’s right, title and interest in and to the Purchased Assets to be promptly recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of Purchaser hereunder in and to all property comprising the Purchased Assets.  Seller shall deliver to Purchaser file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  Purchaser shall cooperate fully with

Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 8.2(a).

(b) Within thirty days after Seller makes any change in its name, identity or corporate structure which would make any financing statement or continuation statement filed in connection herewith seriously misleading within the meaning of the UCC as in effect in the applicable jurisdiction, Seller shall give Purchaser notice of any such change and Purchaser may file such financing statements or amendments as may be necessary to continue Purchaser’s security interest in the Purchased Assets.

(c) Seller will give Purchaser prompt written notice of any change in the jurisdiction in which it is located (as such location is determined pursuant to Section 9-307 of the UCC) and if Purchaser shall reasonably determine that, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement, then Purchaser may file such financing statements or amendments as may be necessary to continue Purchaser’s ownership or security interest in the Purchased Assets and Purchaser will execute any documents necessary to preserve such ownership or security interest.

Section 9.3 Governing Law.  THIS AGREEMENT AND THE SALE PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.4 Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE SALE PAPERS MAY BE  BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 9.5 Waiver of Trial by Jury.  THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE

OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 9.6 Notices.

  All demands, notices, instructions, directions and communications (collectively, “Notices”) under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by certified mail, return receipt requested, or sent by facsimile transmission with oral telephonic confirmation of receipt, to:

(a) in the case of Seller, Fireside Bank, P.O. Box 9080, Pleasanton, California 94566, Attn: Tal Kaufmann; Fax: (925) 460-9024, Confirmation: (866) 612-1881; Email: Tal.Kaufmann@firesidebank.com; Copies to: Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601, Attn: Chief Financial Officer; Fax: (312) 661-4690, Confirmation: (312) 661-4600;

(b) in the case of Purchaser, 19500 Jamboree Road, Irvine, California 92612, Attention: General Counsel, Facsimile Number: (949)753-6897, Confirmation: (888) 785-6891; or

(c) in the case of Seller or Purchaser, at such other address or facsimile number as shall be designated by such party in a written notice to the other parties from time to time.

Section 9.7 Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Sale Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement or any Sale Paper and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Sale Paper.

Section 9.8 Assignment.  This Agreement and the Sale Papers shall be binding upon Seller and Purchaser and their respective successors and permitted assigns, and shall inure to the benefit of and be enforceable by Seller and Purchaser and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, this Agreement and the Sale Papers may not be assigned by Seller without the prior written consent of Purchaser or by Purchaser without the prior written consent of Seller.    Seller acknowledges that Purchaser will assign as collateral to its lenders and any agent of such lenders (such lenders, agents and their respective successors and assigns being referred to collectively as the “Lenders”), all of Purchaser’s rights, remedies, powers and privileges under this Agreement and the Sale Papers.  Seller consents to such collateral assignment to the Lenders and agrees that the Lenders, as the assignees of

Purchaser, shall have the right to enforce this Agreement and the Sale Papers in accordance with their terms and to exercise directly all of Purchaser’s rights and remedies under this Agreement and the Sale Papers, in each case without regard to whether specific reference is made to Purchaser’s assigns in the provisions of this Agreement or the Sale Papers which set forth such rights and remedies, and Seller agrees to cooperate fully with the Lenders in the exercise of such rights and remedies.

Section 9.9 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Purchaser (or its assignees and designees) or Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 9.10 Counterparts.  This Agreement and all Sale Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 9.11 Third-Party Beneficiaries.  This Agreement and the Sale Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Except as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.

Section 9.12 Merger and Integration.  Except as specifically stated otherwise herein, this Agreement and the Sale Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Sale Papers.  This Agreement and the Sale Papers may not be modified, amended, waived or supplemented except with the prior written consent of Seller and Purchaser as provided herein.

Section 9.13 Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 9.14 Schedules and Exhibits.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 9.15 Survival of Representations and Warranties. All representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive conveyance of the Purchased Assets to Purchaser except for those representations and warranties contained within Sections 4.1, (d), (e), (f), (h), (i), (j), (l), (m), (n), (o), (p) and (q) and Sections 4.3(c), (d), (e), (f) and (g) which shall survive for one (1) year from the Closing Date and those representations and warranties contained within Section 4.2(a)(iii), (iv) (with respect to all information set forth in the data files described on Exhibit C), (v),  (vi) and (vii) (with respect to Schedule I, items 3, 4, 5, 6, 7, 9, 12, 13, 14, 15, 16, 17, 20, 22, 23, 24, 25 and 26) which shall survive for nine (9) months from the Closing Date.

Section 9.16 Confidentiality.  Each party hereto agrees that the terms included in this Agreement and the other Sale Papers and disclosed in connection with the consummation of the transactions contemplated hereby shall be kept strictly confidential, shall not be reproduced or disclosed (except as required by applicable law, including, without limitation, the filing requirements of the Securities Exchange Act of 1934, as amended), and shall not be used by any party other than in connection with the transaction described herein except with the prior written consent of the other parties.  Each party agrees that in the event of any breach or threatened breach of this Section 8.16, the other parties may seek, in addition to any other legal remedies which may be available, such equitable relief as may be necessary to protect such party against any such breach or threatened breach.  In furtherance of the foregoing, neither of Seller or Purchaser may (i) disclose a general description of the transactions arising under this Agreement and the other Sale Papers for advertising, marketing or other similar purposes nor (ii) use any parties’ name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes, unless Seller or Purchaser has obtained the prior written consent of the other, as the case may be.

Section 9.17 Purchaser Assignment of  Rights under Credit Agreement.  Purchaser has entered into a Credit Agreement dated the date hereof with CPS, Fortress Credit Corp. (“Fortress”), as a Lender, Administrative Agent, Collateral Agent, and as a Lead Agent, and Goldman Sachs Bank USA (“Goldman”), as a Lender and as a Lead Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Purchaser hereby agrees to enforce the obligations of Fortress and Goldman to make a “Term Loan” (as such term is defined in the Credit Agreement) to Purchaser on the Closing Date to the extent that the conditions set forth in Section 3.1 of the Credit Agreement have been satisfied and subject to the terms set forth in the Credit Agreement.  To the extent that all conditions set forth in Section 3.1 of the Credit Agreement are satisfied on the Closing Date and Fortress or Goldman does not perform its obligation to make a Term Loan to Purchaser on the Closing Date, Purchaser hereby assigns to Seller the Purchaser’s rights against such Lender, including the right to specific performance and claims for the direct or actual damages suffered by Seller as a result of such failure to make a Term Loan (it being understood that Purchaser reserves its right to also claim against such Lender the direct or actual damages suffered by Purchaser as a result of such failure to make a Term Loan).  Seller acknowledges Section 9.3(b) of the Credit Agreement and agrees that it shall have no greater rights against a Lender than Purchaser would have against such Lender directly pursuant to the terms of the Credit Agreement.  Purchaser agrees that it will not amend or modify Section 3.1 of the Credit Agreement prior to the Closing Date without the prior written consent of Seller.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers as of the day and year first above written,

FIRESIDE BANK,
as Seller

By: __________________________
Name:
Title:

CPS FENDER RECEIVABLES LLC,
as Purchaser

By:  __________________________
Name:
Title:

Signature Page to Purchase Agreement
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Schedule I

REPRESENTATIONS AND WARRANTIES REGARDING RECEIVABLES

1.
Such Receivable is secured by a first priority lien on an automobile, with an automotive title listing Seller as the secured party of record holding such first priority lien or otherwise a valid assignment(s) exists validly conveying such lien from the holder of record to Seller;

2.
Such Receivable is in full force and effect and represents a legal, valid and binding obligation of the related Obligor to Seller and is not subject to any right of rescission, set off, counterclaim or other defense of the related Obligor;

3.	There are no further advances required to be made to the related Obligor by any Dealer, Seller or any other Person in connection with such Receivable;

4.	Such Receivable is denominated in U.S. Dollars;

5.	The related Obligor is an Eligible Obligor;

6.	The original term to maturity of such Receivable is not greater than seventy-four (74) months;

7.
Such Receivable is not subject to, nor has there been asserted, any litigation except for Fireside Bank v. Gonzales, Case No. 10C01602, in the Superior Court of the State of California, County of Los Angeles – Southeast District;

8.
Such Receivable complied in all material respects at the time of origination with all applicable requirements of law and pursuant to a contract which complies in all material respects with all applicable requirements of law, and the Seller complied in all material respects at the time of such with all applicable requirements of law in connection with the origination and purchase of such Receivable; provided, that, for the purposes of this Item 8, any non-compliance with applicable requirements of law that results in (i) any Damages suffered by any Purchaser Indemnified Party or (ii) the unenforceability of such Receivable (in whole or in part) shall in any case be deemed material;

9.
To Seller’s knowledge, Seller’s underwriting policies attached to the Agreement as Exhibit F except as noted on Exhibit F are the underwriting policies in effect at the time Seller ceased to originate Receivables;

10.	Such Receivable was serviced in all material respects in accordance with Seller’s servicing policies attached to the Agreement as Exhibit G;

11.
Such Receivable has been serviced in material compliance with all applicable requirements of law at all times since its origination; provided, that, for the purposes of this Item 11, any non-compliance with applicable requirements of law that results in (i) any Damages suffered by any Purchaser Indemnified Party or (ii) the unenforceability of such Receivable (in whole or in part) shall in any case be deemed material;

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12.	Each document required to be included in the Receivable File has been delivered to Purchaser or its designee;

13.	If such Receivable is evidenced by a promissory note, there is only one original promissory note;

14.	Such Receivable, other than pre-computed loans, provides for level monthly payments that fully amortize over its term and provides for a fixed rate of interest (simple interest);

15.
Seller, in accordance with its customary procedures, determined at the origination of such Receivable that the Obligor obtained physical damage insurance covering the Financed Automobile and, under the terms of the Receivable the Obligor is required to maintain such insurance;

16.	To the Seller’s knowledge, the related Financed Automobile is not and has never been salvaged;

17.	Such Receivable does not provide for the substitution, exchange or addition of any Financed Automobile to such Receivable;

18.	The terms, conditions and provisions of such Receivable have not been amended, modified, extended, restructured or waived, except as set forth on the Schedule of Modified Receivables;

19.
Such Receivable has not been rescinded or satisfied or subordinated in whole or in part, and the related Financed Automobile (together with any other property securing the Receivable) has not been released from the lien of the Receivable in whole or in part;

20.
With respect to each Receivable, (i) the related Dealer entered into a Dealer Agreement and such Dealer Agreement constitutes the entire agreement between Seller and such Dealer with respect to the conveyance of such Receivable to Seller, (ii) the Dealer Agreement relating to such Receivable was in full force and effect at the time of Receivable’s origination and was the legal, valid and binding obligation of such Dealer, (iii) Seller has fully performed all of its obligations under such Dealer Agreement and has not made any statements or representations to such Dealer (whether written or oral) inconsistent with any term of such Dealer Agreement, (iv) the purchase price (as specified in such Dealer Agreement, if any) for such Receivable has been paid in full by Seller and Seller has no obligation under such Dealer Agreement to pay any discounts, participations or similar amounts to the Dealer, (v) there is no prior course of dealing between Seller and such Dealer that will affect the terms of such Dealer Agreement; and (vi) such Receivable was originated by the related Dealer in connection with the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and purchased by, and validly assigned to, Seller from such Dealer in a bona fide, legal, valid and binding transaction in the ordinary course of business of Seller and Dealer;

21.	Such Receivable and the related Purchased Assets are freely assignable without the consent of any Person;

22.	Such Receivable had a minimum APR of 5.5% at origination;

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23.	Such Receivable is not a Charge-Off Receivable or a Defaulted Receivable;

24.
Such Receivable constitutes “tangible chattel paper” and not “electronic chattel paper” under and as defined in Article 9 of the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction;

25.
Such Receivable provides Seller with a clear right of repossession on the related Financed Automobile securing such Receivable and contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security; and

26.	Such Receivable has not been selected for conveyance to Purchaser in a manner adverse to Purchaser.

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